EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into as of June 27, 2011 (the “Effective Date”) by and among (i) EPIC GROUP LIMITED PARTNERSHIP, a North Carolina limited partnership (“EPIC”), (ii) each of its affiliated entities identified on the signature page to this Agreement (EPIC and such affiliated entities hereinafter referred to individually as a “Seller” and collectively, as “Sellers”), and (iii) ADCARE PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Purchaser”) and (iv) AdCare Health Systems, Inc., an Ohio corporation (“ADK”).

WITNESSETH:

WHEREAS, Seller Five Oaks Manor LLC owns certain land, buildings, improvements, furniture, fixtures and equipment comprising the facility located at 413 Wincoff School Road, Concord, North Carolina 28027 (containing 160 skilled nursing beds and 24 ALF beds) as more particularly described on Exhibit “A” attached hereto and incorporated herein by reference (the “Concord Facility”); and

WHEREAS, Seller Woodruff Manor, LLC leases that certain skilled nursing facility located at 1114 E. Georgia Road, Woodruff, South Carolina 23988 (the “Woodruff Facility”) pursuant to that certain lease agreement with Caman Group, Inc. (the “Woodruff Landlord”) dated January 1, 2009 (the “Woodruff Lease Agreement”); and

WHEREAS, Seller Greensville Manor, LLC leases that certain skilled nursing facility located at 214 Weaver Avenue, Emporia, Virginia 23847 (the “Greensville Facility”) pursuant to that certain lease agreement with Greensville Memorial Foundation (the “Greensville Landlord”) dated July 1, 2009, amended on September 1, 2009 and on January 1, 2011 (the “Greensville Lease Agreement”); and

WHEREAS, Seller Rockingham Manor, LLC leases that certain skilled nursing home located at 804 S. Long Drive,  Rockingham, North Carolina 28379 (the “Rockingham Facility”) pursuant to that certain lease agreement with Rockingham Healthcare Properties, Inc. (the “Rockingham Landlord”) dated March 1, 2002 as amended and supplemented by Lease and Memorandum of Lease dated October 12, 2009 (the “Rockingham Lease Agreement”); and

WHEREAS, Seller Conway Manor, LLC leases that certain skilled nursing facility located at 3300 Fourth Avenue, Conway, SC 29527 (the “Conway Facility”) from MLD Delaware Trust, a Delaware business trust (the “Conway Landlord”) pursuant to that certain lease dated May 6, 2006, as amended on April 26, 2007 (the “Conway Lease Agreement”); and

WHEREAS, Seller Dundee Manor, LLC leases that certain skilled nursing facility located at 710 15-401 Bypass, West, Bennettsville, SC (the “Dundee Facility”) from NHP SH South Carolina II, LLC, a Delaware limited liability company (the “South Carolina Landlord”) pursuant to that certain Lease dated May 6, 2006 as amended on April 26, 2007 (the “Master Lease Agreement”); and

WHEREAS, Seller Mt. Pleasant Manor, LLC leases that certain skilled nursing facility located at 921 Bowman Road, Mt. Pleasant, SC 29464 (the “Mt. Pleasant Facility”) from South Carolina Landlord pursuant to the Master Lease Agreement; and

WHEREAS,  Seller Emporia Manor, LLC leases that certain skilled nursing facility located at 200 Weaver Avenue, Emporia, VA 23847 (the “Emporia Facility”) from NHP SH Virginia, LLC (the “Emporia/South Boston Landlord”) pursuant to that certain second amended and restated lease agreement dated May 17, 2007 (the “Emporia Lease Agreement”); and

WHEREAS,  Seller South Boston Manor, LLC leases that certain skilled nursing facility located at 406 Oak Lane, South Boston, VA (the “South Boston Facility”) from the Emporia/South Boston Landlord pursuant to that certain amended and restated lease agreement dated May 17, 2007 (the “South Boston Lease Agreement”); and

WHEREAS,  Seller Bayview Manor, LLC leases that certain skilled nursing facility located at 11 Todd Drive, Beaufort, SC (the “Bayview Facility”) from NHP SH South Carolina, I, LLC (the “Bayview Landlord”) pursuant to that certain lease agreement dated May 6, 2005, amended on April 26, 2007 (the “Bayview Lease Agreement”); and

WHEREAS,  Seller Tri State Manor, LLC, leases that certain skilled nursing facility located at 600 Shawnee Road, Harrogate, TN 37752 (the “Tri State Facility”) from NHP SH Tennessee, LLC (the “Tri State Landlord”) pursuant to that certain lease agreement dated April 1, 2004 as amended on May 17, 2007 (the “Tri State Lease Agreement”); and

WHEREAS, Sellers Holston NH Management, LLC, Kingsport NH Management, LLC, Lawrenceburg NH Management, LLC and Huntsville NH Management, LLC, each manages a certain skilled nursing facility as described on Exhibit “C” attached hereto and incorporated herein by reference (collectively, the “Managed Facilities”) pursuant to management agreements (collectively, the “Management Agreements”) with such entities listed on Exhibit C (collectively, the “Robinson Operators”); and

WHEREAS, the Greensville Facility, the Rockingham Facility, the Conway Facility, the Emporia Facility, the South Boston Facility, the Bayview Facility, the Tri State Facility, the Dundee Facility, and the Mt. Pleasant Facility are sometimes hereinafter collectively referred to as the “Leased Facilities”; and

WHEREAS, the Concord Facility, the Woodruff Facility, the Managed Facilities and the Leased Facilities are sometimes hereinafter individually referred to as a “Facility” and collectively referred to as the “Facilities”; and

WHEREAS, the Greensville Landlord, the Rockingham Landlord, the Conway Landlord, the South Carolina Landlord, the Emporia/South Boston Landlord, the Bayview Landlord and the Tri State Landlord are sometimes hereinafter individually referred to as a “Landlord” and collectively referred to as the “Landlords”; and

WHEREAS, the Conway Landlord, the South Carolina Landlord, the Emporia/South Boston Landlord, the Bayview Landlord and the Tri State Landlord, are collectively referred to as “NHP”; and

WHEREAS, Sellers operate and/or manage the Facilities and own various equipment, inventories and other assets related to the operation of the Facilities; and

WHEREAS, Sellers desire to sell their entire right, title and interest in and to the Concord Facility to Purchaser, and Purchaser desires to purchase Sellers’ entire right, title and interest in and to the Concord Facility from Sellers, subject to and upon the terms and conditions hereinafter set forth; and

WHEREAS, Sellers desire to assign their entire right, title and interest in and to the Leased Facilities to Purchaser and Purchaser desires to assume the Greensville Lease Agreement, the Rockingham Lease Agreement, the Master Lease Agreement, the Emporia Lease Agreement, the South Boston Lease Agreement, the Bayview Lease Agreement, the Conway Lease and the Tri State Lease Agreement (collectively, the “Lease Agreements”); and

WHEREAS, Sellers desire to assign their entire right, title and interest in and to the Managed Facilities and Purchaser desires to assume the Management Agreements; and

WHEREAS, at or prior to the Closing, the operators of each of the Facilities (except the Managed Facilities) and Purchaser (or its designee) are entering into those certain Operations Transfer Agreements (collectively, the “OTAs”), to further provide for a smooth and orderly transition of the operations of the Facilities from such operators to Purchaser (or its designee) on the Closing Date (as hereinafter defined), a copy of the form of which OTA is attached hereto as Exhibit “D”.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Sellers and Purchaser, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Capitalized Terms.  Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below.  Such terms, as so defined, shall include in the singular, the plural, and in the plural, the singular.

“Agreement”  shall mean this Purchase and Sale Agreement, together with all Exhibits attached hereto, as it and they may be amended from time to time as herein provided.

“Business Day”  shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Georgia are authorized by law or executive action to close.

“Closing”  shall mean the closing of the transaction contemplated by this Agreement.

“Closing Date”  shall mean October 1, 2011 or, if extended by Purchaser pursuant to Section 2.2 hereof, November 1, 2011, or December 1, 2011, as the case may be.

“Contracts”  shall mean, with respect to any Facility, collectively, all service contracts, equipment leases, booking agreements, warranties and guaranties, and other arrangements or agreements which relate exclusively to the ownership, repair, maintenance, management, leasing or operation of such Facility.

“Deposit”  shall mean the amount of Five Hundred Thousand and 00/100s Dollars ($500,000.00), plus any additional amount deposited by Purchaser pursuant to Section 2.2 hereof.

“Effective Date”  shall have the meaning given such term in the opening paragraph to this Agreement.

“Environmental Law”  shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, including the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 466 et seq.), the Safe Drinking Water Act Sections 1401 (14 U.S.C. Section 1450), the Hazardous Materials Transportation Act (79 S.S.C. Sections 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601-2629) and any other federal, state, or local law, regulation, or ordinance.

“Escrow Agent”  shall mean Hughes and White.

“Excluded Assets” shall mean the following assets of any Seller, whether or not relating to or affecting any Facility: (a) all cash, bank accounts, profit-sharing funds, pension funds and similar funds; (b) all accounts, notes and other receivables (including all resident accounts and resident balances and other accounts, notes and other receivables in respect of the ownership, lease, use and operation of any Facility prior to the Closing); (c) all rights to moneys and other sums due and to become due from any governmental or regulatory authority in respect of any cost report filed with respect to any Facility for any cost reporting period ending on or prior to the Closing Date, whether by reason of an adjustment in rates by such governmental or regulatory authority or otherwise; (d) all personnel, employment and payroll records that relate to employees, except such records that are required by law to be kept at any Facility; provided, however, that copies of all of such records shall remain at each Facility; (e) all books, records, files and papers (whether in hard copy or computer format) that are not used in, or that do not relate to or affect, any Facility, including sales and promotional literature, manuals and data, sales and purchase correspondence, and information relating to any tax; (f) any contract to which any Seller is a party unless expressly assumed in writing by Purchaser; (g) Inventory sold, utilized or otherwise disposed of in the ordinary course of the operation of the Facility and not in violation of any provisions of this Agreement from the date of this Agreement until the Closing Date; (h) any license, permit or other governmental or regulatory authorization that relates to or affects any Facility but is not assignable or transferable; (i) any lease (other than the Lease Agreements) or license of, and any other contract or agreement relating to or affecting, any Facility (1) if any consent by any person is required for the sale, assignment, transfer, conveyance or delivery of such lease, license, contract or agreement and such consent is not obtained or (2) if the sale, assignment, transfer, conveyance or delivery of such lease (other than the Lease Agreements), license, contract or agreement is prohibited by law, contract or otherwise.

“FF&E”  shall mean, collectively, all appliances, machinery, devices, fixtures, equipment, furniture, furnishings, partitions, signs or trade fixtures or other tangible personal property owned by Sellers and located as of the Effective Date, at the Facilities.

“Facility Records”  shall mean, with respect to each Facility, collectively, all files and records pertaining to the residents and employees of such Facility which are located at such Facility on the Closing Date.

“HIPAA”  shall mean the Health Insurance Portability and Accountability Act of 1996, as it may be amended from time to time.

“Hazardous Substance”  shall mean any chemical, substance, material, object, condition, or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness, or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes, or combinations of them which are now or become listed, defined or regulated in any manner by any Environmental Law.

“Improvements”  shall mean, collectively, all buildings and other structures and improvements situated on, affixed or appurtenant to the Land on which the Concord Facility is located.

“Inspection Period”  shall mean the period beginning on the Effective Date and expiring at 5:00 p.m. eastern time on the forty-fifth day of the Effective Date.

“Intangible Property”  shall mean, with respect to any Facility, collectively, all transferable intangible property owned by any Seller and arising from or used in connection with the ownership, use, operation or maintenance of the Real Property or FF&E related to such Facility, including, without limitation, any names or other marks used exclusively in connection therewith and only to the extent such Seller’s interest therein is freely assignable or transferable; provided, however, in no event shall the “Intangible Property” include any cash on hand, all funds in any bank account, profit sharing fund, note receivable, tax refunds, insurance refund, utility deposit, lease security deposit or other reserve fund or deposit created under a lease, patient trust bond or other escrow account.

“Inventory”  shall mean, with respect to any Facility, collectively, any consummables, inventories, stocks, supplies and other related items which are used in connection with the use, operation or maintenance of such Facility or the provision of services to the residents of such Facility.

“Land”  shall mean, collectively, the parcel or parcels of land described on Exhibit “A” attached hereto on which the Concord Facility is located, together with all appurtenances thereto.

“Properties”  shall mean, with respect to the Concord Facility, Sellers’ entire right, title and interest in and to the Real Property and with respect to all Facilities, Seller’s entire right, title and interest in and to the FF&E, the Inventory, the Intangible Property, the Contracts and the Resident Agreements related to such Facility.  The term Properties shall specifically exclude the Excluded Assets and the Resident Trust Funds.

“Purchase Price”  shall mean Thirty-Eight Million Five Hundred Sixty-Six Thousand Three Hundred Sixty-Four and 00/100s Dollars ($38,566,364.00).

“Purchaser”  shall have the meaning given such term in the opening paragraph to this Agreement, together with any of its permitted successors and assigns.

“Real Property”  shall mean, collectively, the Land and the Improvements related to the Concord Facility.

“Resident Agreements”  shall mean, with respect to any Facility, collectively, all resident agreements or other contracts or arrangements with individual residents for the use or occupancy of any units, beds or other facilities provided, meals served, goods sold or services rendered, in each case, on or at such Facility.

“Resident Trust Funds”  shall mean, with respect to any Facility, collectively, all resident trust funds held by Sellers for such Facility as of the Closing Date.

“Surviving Obligations”  shall mean all of the obligations and liabilities of Purchaser or Seller which expressly survive the Closing or any termination of this Agreement.

“Tax Code”  shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended.

“Title Company”  shall mean Chicago Title Insurance Company or such other reputable national title insurance company as may be selected by Purchaser.

ARTICLE 2
PURCHASE AND SALE; CLOSING

2.1                               Purchase and Sale.  In consideration of the payment of the Purchase Price by Purchaser to Sellers and for other good and valuable consideration, Sellers hereby agree to (i) sell to Purchaser, and Purchaser hereby agrees to purchase from Sellers, all of Sellers’ right, title and interest in and to the Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement, (ii) assign to Purchaser the Lease Agreements for the Leased Facilities, (iii) cause the Woodruff Landlord to convey fee simple title to the Woodruff Facility to Purchaser, and (iv) assign to Purchaser the Management Agreements for the Managed Facilities.  Consideration to be paid by Sellers to the Woodruff Landlord for the Woodruff Facility shall be included within the Purchase Price being paid by Purchaser to Sellers hereunder.

2.2                               Closing.  If the closing conditions in Section 4 and Section 5 are satisfied, the purchase and sale of the Properties, assignment of the Lease Agreements and Purchaser’s acquisition of the Woodruff Facility shall be consummated on the Closing Date by the release of the documents and funds held in escrow by the Escrow Agent.  Purchaser shall have the right to extend the Closing Date to November 1, 2011 upon (i) written notice to Sellers and (ii) delivery of $100,000.00 to Escrow agent and thereafter to further extend the Closing Date to December 1, 2011 upon (i) written notice to Sellers and (ii) delivery of $100,000.00 to Escrow Agent, which amounts shall be held and disbursed as part of the Deposit.

2.3                               Purchase Price.   The aggregate purchase price to be paid for the Properties and assignment of the Lease Agreements shall be the Purchase Price.  The Purchase Price shall be paid as follows:

(a)                                  Deposit.  Within three (3) Business Days following the Effective Date, Purchaser shall deposit the Deposit with the Escrow Agent by wire transfer of immediately available funds.

(b)                                 Cash Consideration.  The sum of Twenty-One Million Six Hundred Fifty Thousand and 00/100s Dollars ($21,650,000.00) (including the Deposit), subject to adjustment as provided in Article 9 and in Article 13, shall be deposited into escrow with the Escrow Agent by wire transfer of immediately available funds and released to Sellers at the Closing.

(c)                                  ADK Stock.  At the Closing, ADK, the ultimate parent company of Purchaser, shall issue to EPIC (or its designees) that number of shares of common stock of ADK (the “ADK Stock”) determined by dividing Five Million and 00/100 Dollars ($5,000,000.00) by the ten (10) day average preceding closing price of a share of ADK Stock on the American Stock Exchange as of the last business day prior to the Closing Date (the “ADK Stock Consideration”).  The ADK  Stock shall be (i) free and clear of any liens, (ii) duly and validly issued, (iii) fully paid and non-assessable and (iv) registered pursuant to a registration statement with the Securities and Exchange Commission. In lieu of any fractional share, the cash portion of the Purchase Price shall be increased.

(d)                                 Seller Note.  Subject to adjustment in accordance with Section 2.3(e) hereof, the sum of Three Million Two Hundred Seventeen Thousand and 00/100 Dollars ($3,217,000.00) shall be evidenced by a promissory note from the entities to which Purchaser assigns its rights under this Agreement pursuant to Section 13.6 (“Assignees” and each, an “Assignee”) in favor of Sellers executed and delivered at the Closing (the “Seller Note”).  The Assignees’ obligations under the Seller Note shall be joint and several among the Assignees.  The Seller Note shall be in substantially the form attached hereto as Exhibit “E”, shall be paid in sixty (60) months following the Closing and shall bear interest at the simple annual fixed rate of seven percent (7%).  Principal and interest payments under the Seller Note shall be made as follows (i) interest payments monthly in arrears during the term of the Seller Note and (ii) quarterly principal payments in the amount of $160,850.00 each (as such may be adjusted to reflect any increase in the balance of the Seller Note pursuant to Subsection (e) below).  The Seller Note shall be guaranteed by the joint and several guaranty of ADK and Purchaser and any other owner (“Additional Owner”) of any equity interest of any Assignee (the “Guaranty”) in substantially the form attached hereto as Exhibit “F”.  An Additional Owner must be a wholly owned direct subsidiary of ADK.  The Guaranty shall be secured by a Pledge and Security Agreement (the “Pledge”) substantially in the form attached hereto as Exhibit “F-1”, which provides a first lien security interest in 100% of the equity interest of the Purchaser in each of the

Assignees which Purchaser owns or is a member (except for the interest of the Assignee which acquires the Concord Facility, the equity interest in which shall be pledged as collateral in accordance with Section 2.3(e) below) and a first lien security interest in 100% of the equity interest of an Additional Owner or Additional Owners in each of the Assignees which an Additional Owner owns or is a member.

(e)                                  Assumption of Loans.  At the Closing, Purchaser (or the assignee which acquires the Concord Facility) shall assume (i) that certain loan in favor of Berkadia Commercial Mortgage, LLC and guaranteed by HUD (the “HUD Loan”) and secured by a first priority mortgage on the Concord Facility, provided that the outstanding balance of principal and interest on the Closing Date shall not exceed Five Million Five Hundred Twenty-Six Thousand Three Hundred Fifty-Five and 00/100 Dollars ($5,526,355.00) and (ii) that certain loan made by Healthcare Properties, LLC (the “Mosca Loan”), provided that the outstanding balance of principal and interest on the Closing Date shall not exceed Three Million One Hundred Seventy-Three Thousand Nine and 00/100 Dollars ($3,173,009.00).  To the extent that the outstanding balance of either the HUD Loan or the Mosca Loan is less than the amounts set forth in this Section 2.3(e), the principal amount of the Seller Note shall increase on a dollar-for-dollar basis.  The membership interest of the owner/operator of the Concord Facility shall be pledged as collateral in connection with Purchaser’s assumption of the Mosca Loan.

(f)                                    Independent Consideration.  Sellers and Purchaser acknowledge and agree that if the Deposit is to be returned to Purchaser pursuant to any of the provisions of this Agreement, the Escrow Agent shall retain One Hundred and 00/100s Dollars ($100.00) from the Deposit and shall pay such amount to Sellers as independent consideration paid by Purchaser to Sellers for Sellers’ execution and delivery of this Agreement.

2.4                               Duties of Escrow Agent.

(a)                                  Holding of Deposit.  The Escrow Agent shall hold the Deposit in a non-interest bearing account and shall pay the Deposit to the party entitled thereto in accordance with the terms of this Agreement.

(b)                                 IRS Real Estate Sales Reporting.  The Escrow Agent shall act as “the person responsible for closing” the transactions contemplated hereby pursuant to Section 6045(e) of the Tax Code, and the Escrow Agent shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of said Section 6045(e).

(c)                                  Escrow Agreement.  Simultaneously with the execution and delivery of this Agreement, Sellers, Purchaser and Escrow Agreement shall execute and deliver an escrow agreement in the form attached hereto as Exhibit “G”.

2.5                               Allocation of Purchase Price.   Prior to the Closing, Purchaser and Sellers shall allocate the Purchase Price among the Properties (the “Allocation Schedule”), pursuant to good faith negotiations between the Sellers and Purchaser, and with knowledge of tax and other consequences. The Sellers and Purchaser agree to report an allocation of the Purchase Price among the Properties consistent with the Allocation Schedule, and the Sellers and Purchaser agree to act in accordance with the Allocation Schedule in the preparation of financial statements and the filing of all tax returns (including the filing of Form 8594 with their respective federal income tax returns for the taxable year that includes the Closing Date) and in the course of any tax audit, tax review or tax litigation relating thereto. Not later than ten (10) days prior to the filing of their respective Forms 8594 relating to the transaction contemplated by this Agreement, the Sellers and the Purchaser shall deliver a copy of such form to the other party.

ARTICLE 3
DILIGENCE

3.1                               Inspections and Other Diligence Activities.

(a)                                  Property Inspections.  During the Inspection Period and thereafter until the Closing or the earlier termination of this Agreement, Sellers shall permit Purchaser and its representatives to conduct non-invasive physical inspections of the Properties; provided, however, with respect to the Concord Facility, Purchaser shall not be permitted to perform any environmental investigations or invasive testing which are beyond the scope of typical so-called “Phase I” investigation without Sellers’ prior written consent, which consent shall not be unreasonably withheld or delayed.   Purchaser shall not contact any employees or any residents of any Facility without Sellers’ prior written consent prior to the expiration of the Inspection Period.  All such inspections shall be performed in a manner consistent with this Agreement and so as to minimize any interference or disruptions to the residents or the operations of the Facilities.  Purchaser shall notify Sellers’ representative listed in the following sentence at least one (i) Business Day prior to entering any Facility for the purpose of making any such inspections.  For purposes of the preceding sentence only, notice may be given by speaking, by telephone, with Pam Bishop at (864)266-2911.

(b)                                 Diligence Materials.  From and after the Effective Date until the Closing or the earlier termination of this Agreement, Sellers shall deliver to Purchaser for Purchaser’s review true, correct and complete copies of any materials pertaining to the Facilities that are reasonably requested by Purchaser to the extent such materials are within Sellers’ possession or control.  Except as otherwise expressly set forth herein, Sellers make no representation or warranty, express or implied, with respect to the accuracy or completeness of any materials, reports, data or other information provided by Sellers pursuant to or in connection with this Agreement.

(c)                                  Indemnification.  Purchaser and ADK, jointly and severally, shall indemnify, defend and hold harmless Sellers from and against any and all expenses, losses, claims or damages which Sellers suffer as a result of any act or omission of Purchaser or its representatives, agents or contractors in connection with any inspection conducted by Purchaser and/or ADK or their representatives, agents or contractors pursuant to this Agreement.  Purchaser’s and ADK’s obligations under this Section 3.1(c) shall survive the Closing or any earlier termination of this Agreement.

3.2                               Termination of Agreement.  If the results of the inspections performed by or on behalf of Purchaser pursuant to Section 3.1 shall be unsatisfactory to Purchaser in any respect, Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice thereof to Sellers, in which event the Escrow

Agent shall return the Deposit to Purchaser and neither party shall have any further rights or obligations hereunder, except the Surviving Obligations.

3.3                               Title and Survey.  Within five (5) Business Days following the Effective Date, Sellers shall deliver to Purchaser copies of the most recent title policies relating to the Facilities and surveys of the Real Property that are in Sellers’ possession or control (if any).  Purchaser shall have the right to obtain new or updated title commitments and/or surveys for the Real Property and Purchaser shall provide copies of any such updates to Sellers within two (2) Business Days after its receipt thereof.  At least five (5) Business Days prior to the expiration of the Inspection Period, Purchaser shall give Sellers notice of any title exceptions or other matters set forth on Sellers’ title policies or surveys or any updates thereof as to which Purchaser objects. If, in its sole and absolute discretion.  Sellers shall have the right, but not the obligation, to remove, satisfy or otherwise cure any such exception or other matter as to which Purchaser so objects, Sellers are unable or unwilling to take such actions as may be required to cure such objections, Sellers shall give Purchaser notice thereof; it being understood and agreed that the failure of Sellers to give such notice within three (3) Business Days after its receipt of Purchaser’s notice of objection shall be deemed an election by Seller not to remedy such matters.  If Sellers shall be unable or unwilling to remove any title defects to which Purchaser has so objected, Purchaser shall elect either (a) to terminate this Agreement (in whole but not in part) or (b) to proceed to Closing notwithstanding such title defect without any abatement or reduction in the Purchase Price on account thereof.  Purchaser shall make any such election by written notice to Seller given on or prior to the expiration of the Inspection Period; provided, however, if any Seller commences to cure a title defect and then elects not to complete such cure, Purchaser shall have the right to terminate this Agreement by written notice to Sellers within three (3) Business Days after such Seller notifies Purchaser thereof.  The failure of Purchaser to give such notice shall be deemed an election by Purchaser to proceed to Closing in accordance with clause (b) above.  If Purchaser terminates this Agreement in accordance with this Section 3.3, Escrow Agent shall be return the Deposit to Purchaser and neither party shall have any further rights or obligations hereunder, except with respect to the Surviving Obligations.

3.4                               Confidentiality.  Purchaser shall not disclose the terms of this Agreement or otherwise disclose or use any data or other information concerning the Facilities for any purpose other than for evaluating the Facilities in the course of its due diligence as provided herein, and Purchaser shall keep all such data and information strictly confidential and shall use its best efforts to maintain the confidentiality of the transactions contemplated hereunder.    Nothing herein shall prohibit Purchaser, upon execution of this Agreement, from issuing a press release generally describing the transactions contemplated hereunder, provided that such press release shall not disclose the identity of the Facilities or the identity of Sellers.  Notwithstanding the foregoing, Sellers acknowledge that Purchaser may disclose: (i) such data and information by furnishing copies thereof to third party consultants in the normal course of Purchaser’s due diligence provided that such consultants agree to abide by and be bound by the terms and conditions of this Section 3.4 and/or (ii) the terms of this Agreement as may be required for any regulatory filings. Purchaser and ADK, jointly and severally, shall indemnify, defend and hold harmless Sellers from and against any loss, claim, damage or expense which Sellers may incur as a result of any breach by Purchaser, ADK or any third party of the terms and conditions of this Section 3.4.  This Section 3.4 shall survive any termination of this Agreement.

3.5                               Return of Materials.  If the Closing does not take place as herein contemplated for any reason, Purchaser shall promptly return all materials delivered to it by Sellers pursuant to this Agreement, and Seller shall also deliver to Purchaser copies of any reports, surveys, data or other information obtained by Purchaser in connection with its diligence hereunder without any representation or warranty whatsoever.

3.6                               Property Condition Reports.  During the Inspection Period, Purchaser shall be entitled to obtain from an independent inspector, property condition reports for each Facility (the “Property Condition Reports”) at its sole cost and expense.  If the Property Condition Reports recommend capital improvements of (i) more than $250,000 for any one Facility or (ii) more than $1,000,000 in the aggregate for all Facilities, Purchaser may terminate this Agreement and receive the Deposit.

ARTICLE 4
CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser to acquire the Properties shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

4.1                               Closing Documents.  The applicable Seller shall have delivered to Escrow Agent and shall have authorized and directed Escrow Agent to record or release to Purchaser (as applicable) the following:

(a)                                  Deed.  A special warranty deed with respect to the Real Property for the Concord Facility, in proper statutory form for recording, duly executed and acknowledged by Seller Five Oaks Manor, LLC and substantially in the form of Exhibit “H” attached hereto and made a part hereof.

(b)                                 Bills of Sale.  One or more bill(s) of sale, duly executed by the applicable (exclusive of the Managed Facilities) Seller with respect to such Seller’s right, title and interest in and to the FF&E related to each Facility (exclusive of the Managed Facilities) and substantially in the form of Exhibit “I” attached hereto.

(c)                                  Assignments.  One or more assignment and assumption agreement(s), duly executed by the applicable Seller, with respect to such Seller’s right, title and interest in and to all Intangible Property at each Facility (exclusive of the Managed Facilities) and substantially in the form of Exhibit “J” attached hereto;

(d)                                 Assignment and Assumption of Lease Agreements.  Assignments of the Lease Agreements, duly executed by the applicable Sellers and consented to by the applicable Landlord, as the case may be, with respect to Seller’s right, title and interest in and to the Leased Facilities substantially in the form of Exhibit “K” attached hereto.

(e)                                  Assignment and Assumption of Management Agreements.  Assignment of Management Agreements, duly executed by the applicable Sellers and consented to by the Robinson Operators and by the owners of the Managed Facilities, with respect to such Seller’s right, title and interest in and to the applicable Managed Facility substantially in the form of Exhibit “L” attached hereto.

(f)                                    Subordination, Non-Disturbance and Attornment Agreements/Estoppel Certificates.  Subordination, Non-Disturbance and Attornment Agreements in a form reasonably acceptable to Purchaser, duly executed by any lender holding a mortgage on any of the Managed Facilities and the Leased Facilities and estoppel certificates in a form acceptable to Purchaser, duly executed by each Landlord.

(g)                                 Assumption of Loans.  The applicable lenders and HUD shall have consented to the assumption by Purchaser of the HUD Loan and the Mosca Loan on terms and conditions reasonably acceptable to Purchaser; provided, however, at Closing, Purchaser at its option may require Five Oaks Manor, LLC to enter into an at-risk (net profits) management agreement for the Concord Facility pending lender and HUD consents to the above-referenced loan assumptions.

(h)                                 Woodruff Facility.  The Woodruff Landlord shall have entered into an agreement with Woodruff Manor, LLC pursuant to which the Woodruff Landlord shall convey fee simple title to the Woodruff Facility to Purchaser (in exchange for an assignment of a portion of the Purchase Price), which closing shall occur concurrently with the Closing contemplated by this Agreement.

(i)                                     FIRPTA.  With respect to the Concord Facility, a so-called “FIRPTA” affidavit pursuant to Section 1445 of the Tax Code, duly executed by Seller Five Oaks Manor, LLC, in the form of Exhibit “M” attached hereto.

(j)                                     Settlement Statement.  A settlement statement showing the Purchase Price and all adjustment thereto in accordance with the terms and conditions of this Agreement, which settlement statement shall be in a form and substance reasonably satisfactory to Sellers and Purchaser, duly executed by Sellers.

(k)                                  Original Documents.  To the extent the same are in Sellers’ possession or control, original, fully executed copies of the Resident Agreements (which, if delivered, shall be delivered at the applicable Facility).

(l)                                     Title Affidavits.  With respect to the Concord Facility, such usual and customary affidavits and indemnities as the Title Company may reasonably require, including, without limitation, a so-called owner’s affidavit in such form as will permit the Title Company to issue its title policy without exceptions for parties-in-possession (other than the residents under Resident Agreements) or mechanic’s liens (provided, in no event shall the applicable Seller be obligated to make any representation, or incur any indemnification obligation, with respect to Purchaser’s due diligence efforts).

(m)                               Intercreditor Agreements.  Each Landlord (to the extent such Lease(s) grants such Landlord security interest in the applicable Seller’s accounts receivable) shall have executed intercreditor agreements in form and substance acceptable to Purchaser and its lender which permits Purchaser to pledge its accounts receivable.

(n)                                 Other Conveyance Documents.  Such other conveyance documents and instruments as Purchaser, Sellers or the Title Company may reasonably require and as are consistent with this Agreement and are customary in like transactions in the states in which the Facilities are located.

4.2                               Licenses and Permits.  Purchaser shall have obtained all necessary licenses, certificates, permits and approvals (or assurances reasonably satisfactory to Purchaser that all such necessary licenses, certificates, permits and approvals shall be issued retroactively as of the Closing Date) from all Federal, state and local regulatory agencies required to acquire, own, lease, manage and operate each Facility in the manner currently operated.

4.3                               Representations and Warranties.  All representations and warranties of Sellers herein shall be true, correct and complete in all material respects on and as of the Closing Date, and each Seller shall certify in writing at the Closing that each of the representations and warranties made by such Seller herein are true, correct and complete in all material respects on and as of the Closing Date.

4.4                               Sellers’ Covenants.  Sellers shall have performed in all material respects all covenants and obligations required to be performed by Sellers on or before the Closing Date.

4.5                               Condition of Property.  The Facilities shall, on the Closing Date, be in substantially the same condition as they were on the Effective Date, normal wear and tear excepted; provided, however, if a casualty or condemnation occurs with respect to any Facility, Article 10 shall govern the rights and obligations of the parties hereunder.

4.6                               Title Policy.  The Title Company shall be committed, subject only to payment of its usual and customary premium at the Closing, to issue a title policy to Purchaser insuring that fee simple title to the Real Property on which the Concord Facility is located is vested in Purchaser.

4.7                               OTA.  Except with respect to the Managed Facilities, the applicable Seller and Purchaser (or the applicable assignee) shall have entered into an OTA with respect to each Facility, and all such OTAs shall be in full force and effect, and the consummation of the transactions contemplated by the OTAs shall occur simultaneously with the Closing under this Agreement.

4.8                               No Restraint.   No court, arbitrator or governmental or regulatory agency or entity shall have issued any order, and there shall not be any law, rule, regulation or ordinance, restraining or prohibiting the consummation of the transactions contemplated by this Agreement, and no proceeding challenging this Agreement or the transactions contemplated by this Agreement or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any agency or entity before any court, arbitrator or governmental or regulatory agency or entity and shall be pending.

ARTICLE 5
CONDITIONS TO SELLERS’ OBLIGATION TO CLOSE

The obligation of Sellers to convey the Properties to Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

5.1                               Purchase Price.  Purchaser shall have delivered the Purchase Price to Escrow Agent and shall have authorized and directed Escrow Agent to pay the same to Sellers.

5.2                               Closing Documents.  Purchaser and/or ADK shall have delivered to Escrow Agent the Seller Note, the Guaranty, the Pledge and duly executed and acknowledged counterparts of the documents described in Section 4.1, where applicable, and shall have authorized and directed Escrow Agent to release the same to Sellers.

5.3                               Representations and Warranties.  All representations and warranties of Purchaser and ADK herein shall be true, correct and complete in all material respects on and as of the Closing Date, and Purchaser and ADK shall certify in writing at the Closing that each of the representations and warranties made by Purchaser and ADK herein are true, correct and complete in all material respects on and as of the Closing Date.

5.4                               Purchaser’s Covenants.  Purchaser and ADK shall have performed in all material respects all covenants and obligations (specifically including issuance and delivery of the ADK Stock) required to be performed by Purchaser and ADK on or before the Closing Date.

5.5                               OTAs.  The applicable Seller, and Purchaser shall have entered into the OTAs, the OTAs shall be in full force and effect, and the consummation of the transactions contemplated by the OTAs shall occur simultaneously with the Closing under this Agreement.

5.6                               Release of Sellers.  The Sellers shall have been released from all obligations arising on or after the Closing Date under all of the Leases, the Management Agreements and the Mosca Loan.

5.7                               Licenses and Permits.  Purchaser shall have obtained all necessary licenses, certificates, permits and approvals (or assurances reasonably satisfactory to Purchaser that all such necessary licenses, certificates, permits and approvals shall be issued retroactively as of the Closing Date) from all Federal, state and local regulatory agencies required to acquire, own, lease, manage and operate each Facility in the manner currently operated.

5.8                               No Restraint.   No court, arbitrator or governmental or regulatory Person shall have issued any order, and there shall not be any law, rule, regulation or ordinance, restraining or prohibiting the consummation of the transactions contemplated by this Agreement, and no proceeding challenging this Agreement or the transactions contemplated by this Agreement or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental or regulatory Person and shall be pending.

5.9                               No Material Adverse Change.  There shall not have occurred any material adverse change in the business, condition (financial or otherwise) or prospects of ADK (a “Material Adverse Change”).

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLERS AND EPIC

6.1                               Sellers’ Representations.  To induce Purchaser to enter into this Agreement, Sellers and EPIC, jointly and severally, represent and warrant to Purchaser as follows:

(a)                                  Status and Authority.  Each Seller is a duly formed, validly existing entity in good standing under the laws of its state of formation, and have all requisite power and authority under the laws of such state and its charter documents to enter into and perform their obligations under its Agreement and the OTAs and to consummate the transactions contemplated hereby and thereby.

(b)                                 Action.  Sellers have taken (or will have taken prior to Closing) all necessary action to authorize the execution, delivery and performance of this Agreement and the OTA, and upon the execution and delivery of this Agreement, the OTAs and/or any document to be delivered by any Seller hereunder or thereunder, this Agreement, the OTAs and such document shall constitute the valid and binding obligations and agreements of the applicable Seller(s), enforceable against the applicable Seller(s) in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)                                  No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement or the OTAs by the applicable Seller(s), nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Properties pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which such Seller is bound.

(d)                                 Litigation.  There are no pending investigations, actions or proceedings which questions the validity of this Agreement or the OTAs or any action taken or to be taken pursuant hereto or thereto. Except as set forth on Schedule 6.1(d), Sellers have not received any written notice regarding any pending or threatened litigation or administrative proceedings with respect to any Facility which could reasonably be expected to materially adversely affect the Properties or the Facilities or Sellers’ right to enter into this Agreement or the OTAs or to consummate the transactions contemplated by this Agreement or the OTAs.  Sellers are not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, agency, board, bureau or instrumentality issued or entered in a proceeding to which Sellers or any Facility is or was a party which is binding upon any Facility, including, without limitation, any uncorrected license deficiencies, restrictions or limitations related to the operation of any Facility.

(e)                                  Notices of Violation.  Except as set forth on Schedule 6.1(e) or as otherwise disclosed to Purchaser in writing, as of the Effective Date, Sellers have not received any written notice from any governmental authority claiming that any of the Facilities or Properties is in material violation of any applicable law, code, rule, regulation, ordinance, license or permit (including, without limitation, any Environmental Law).

(f)                                    [Intentionally Omitted]

(g)                                 Covered Entity.  Sellers are “covered entities” for HIPAA purposes.

(h)                                 Hazardous Substances.  To Sellers’ knowledge, Sellers have not unlawfully used, generated, transported, treated, constructed, deposited, stored, disposed, placed or located at, on, under or from the Property any flammable explosives, radioactive materials, hazardous or toxic substances, materials or wastes, pollutants or contaminants defined, listed or regulated by any applicable local, state or federal environmental laws in material violation of any such environmental laws where such violation could reasonably be expected to have an material adverse effect on the Facilities.

6.2                               Knowledge Defined.  All references in this Agreement to “Sellers’ knowledge” or words of similar import shall refer to the actual, conscious knowledge of Terry L. Cash, W. Stewart Swain and L.P. Herzog, without any duty of investigation or inquiry.

6.3                               Survival.  The representations and warranties made in this Agreement by each Seller shall be continuing and shall be deemed remade as of the Closing Date, with the same force and effect as if made on, and as of, such date, subject to such Seller’s right to update such representations and warranties by written notice to Purchaser prior to the Closing Date.  All representations and warranties made in this Agreement by Sellers shall survive the Closing for a period of one (1) year.  Purchaser must notify Sellers of any alleged breach of any representation on or before the day preceding the first anniversary of the Closing Date, and no action or proceeding may be commenced against any Seller for any breach of any representation or warranty after the day preceding the first anniversary of the Closing Date.

6.4                               AS-IS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLERS HAVE NOT MADE, AND PURCHASER HAS NOT RELIED UPON, ANY INFORMATION, PROMISE, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE PROPERTIES OR THE FACILITIES, WHETHER MADE BY SUCH SELLER, INCLUDING, WITHOUT LIMITATION, ANY INFORMATION, PROMISE, REPRESENTATION OR WARRANTY REGARDING THE PHYSICAL CONDITION OR VALUE OF THE PROPERTIES OR THE FACILITIES, THE FINANCIAL CONDITION OF THE RESIDENTS UNDER THE RESIDENT AGREEMENTS, TITLE TO OR THE BOUNDARIES OF ANY OF THE PROPERTIES OR THE FACILITIES, PEST CONTROL MATTERS, SOIL CONDITIONS, THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS SUBSTANCES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH ENVIRONMENTAL LAWS OR ANY BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, AND ANY OTHER INFORMATION PERTAINING TO ANY OF THE PROPERTIES, THE FACILITIES OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THEY MAY BE LOCATED AND SELLERS EXPRESSLY DISCLAIM ALL WARRANTIES RELEVANT TO THE PROPERTIES OR THE FACILITIES, EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND SUITABILITY FOR ITS INTENDED USE.  PURCHASER

ACKNOWLEDGES THAT (A) PURCHASER IS A SOPHISTICATED OWNER AND OPERATOR OF PROPERTIES AND FACILITIES SIMILAR TO THE PROPERTIES AND FACILITIES, (B) PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTIES AND THE FACILITIES AND (C) PURCHASER IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND IS ACQUIRING THE PROPERTIES AND FACILITIES IN “AS IS, WHERE IS” CONDITION, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ADK

7.1                               Representations of Purchaser.  To induce Sellers to enter in this Agreement, Purchaser and ADK, jointly and severally, represent and warrant to Sellers as follows:

(a)                                  Status and Authority of Purchaser.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and the OTA and to consummate the transactions contemplated hereby and thereby.

(b)                                 Action of Purchaser.  Purchaser has taken (or will have taken prior to Closing) all necessary action to authorize the execution, delivery and performance of this Agreement and the OTAs, and upon the execution and delivery of this Agreement, the OTAs and/or any document to be delivered by Purchaser hereunder or thereunder, this Agreement, the OTAs and such documents shall constitute the valid and binding obligations and agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)                                  No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement or the OTAs by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or assets of Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d)                                 Litigation.  No investigation, action or proceeding is pending and, to Purchaser’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or the OTAs or any action taken or to be taken pursuant hereto or thereto.

(e)                                  Covered Entity.  Purchaser is a “covered entity” for HIPAA purposes.

7.2                               ADK Representations.  ADK represents and warrants to Sellers as follows:

(a)                                  Corporate Existence and Power. ADK is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has all corporate powers required to carry on its business as conducted as of the date hereof. ADK is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ADK.

(b)                                 Corporate Authorization.

(i)                                     ADK has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of ADK enforceable against ADK in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(ii)                                  Consummation of this Agreement does not require prior vote of the holders of any of ADK’s capital stock.

(iii)                               At a meeting duly called and held, ADK’s board of directors (the “Board”) (A) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of ADK and ADK’s stockholders and (B) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

(c)                                  Issuance of Shares of the ADK Stock. The ADK Stock to be issued to EPIC (or its designees) hereunder is duly authorized and, when so issued, will be validly issued and outstanding and fully paid and non-assessable, free and clear of any liens, pledges, options, encumbrances or preemptive rights or any voting trust, proxy or other agreement or understanding with respect to voting rights.

(d)                                 Absence of Changes.  Since May 16, 2011, ADK, on a consolidation basis with its subsidiaries and taken as a whole, has not incurred a Material Adverse Change.

(e)                                  Governmental Authorization. The execution, delivery and performance by ADK of this Agreement and the consummation by ADK of the transactions contemplated hereby require no action by or in respect of, filing with, or notice to, any Governmental Authority other than (i) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (ii) compliance with any requirements of the American Stock Exchange, and (iii) any actions, filings or notices the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on ADK or materially delay or impair the ability of ADK to perform its obligations or consummate the transactions contemplated by this Agreement.

(f)                                    Non-contravention. The execution, delivery and performance by ADK of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of ADK, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable law, (iii) require any consent or other action by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which ADK or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon ADK or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of ADK or (iv) result in the creation or imposition of any lien on any asset of ADK, except for such contraventions, conflicts and violations referred to in clause (ii), such failures to obtain any such consent or other action referred to in clause (iii), and such defaults, terminations, cancellations, accelerations, changes, losses or liens referred to in clauses (iii) and (iv), that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Change on ADK or materially delay or impair the ability of ADK to perform its obligations or consummate the transactions contemplated by this Agreement.

(g)                                 SEC Filings and the Sarbanes-Oxley Act.

(i)                                     ADK has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by ADK since January 1, 2008 (all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by ADK since January 1, 2008, including those filed or furnished subsequent to the date of this Agreement , collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “ADK SEC Documents”).

(ii)                                  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each ADK SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(iii)                               As of its respective filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each ADK SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(iv)                              Each ADK SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(v)                                 ADK is in compliance with, and have complied since January 1, 2008, in all material respects with the applicable listing and corporate governance rules and regulations of the American Stock Exchange.

(vi)                              ADK has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by ADK in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to ADK’s principal executive officer and principal financial officer.

(vii)                           ADK has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of ADK, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of ADK are being made only in accordance with appropriate authorizations of management and ADK Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of ADK and its subsidiaries that could have a material effect on the financial statements. Section 3.07(g) of ADK Disclosure Schedule sets forth, based on ADK’s most recent evaluation of internal controls prior to the date of this Agreement, to ADK’s auditors and audit committee (x) any “significant deficiencies” and “material weaknesses” in the design or operation of internal controls which would be reasonably expected to adversely affect in any material respect ADK’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, known to management, that involves management or other employees who have a significant role in internal controls.

(viii)                        Since January 1, 2008, each of the principal executive officer and principal financial officer of ADK (or each former principal executive officer and principal financial officer of ADK, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the American Stock Exchange, and the statements contained in any such certifications were when made complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(ix)                                Since January 1, 2008, to the knowledge of ADK, no executive officer or director of ADK has received or otherwise had or obtained knowledge of, and to the knowledge of ADK, no auditor, accountant, or representative of ADK has provided written notice to ADK or any executive officer or director of, any substantive complaint or allegation that ADK or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2008, to the knowledge of ADK, no attorney representing ADK has reported to the current ADK Board or any committee thereof or to any current director or executive officer of ADK evidence of a material violation of United States or other securities laws or breach of fiduciary duty by ADK or any of its executive officers or directors.

(h)                                 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of ADK included or incorporated by reference in ADK SEC Documents fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of ADK and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements) (collectively, the “Financial Statements”).

(i)                                     Absence of Certain Changes.  Since May 16, 2011 through the date of this Agreement, except as expressly contemplated by this Agreement, the business of ADK has, in all material respects, been conducted in the ordinary course consistent with past practices.

(j)                                     No Undisclosed Material Liabilities.  There are no liabilities of ADK of any nature (whether absolute, accrued, known, unknown, contingent or otherwise) other than (i) liabilities disclosed and provided for in the Financial Statements, (ii) liabilities incurred in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby, and (iii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on ADK.

(k)                                  Litigation. As of the date of this Agreement, there is no action, claim, suit, investigation, audit or proceeding (collectively, “Proceedings”) pending against or, to the knowledge of ADK, threatened against ADK or any of its subsidiaries that challenges or seeks to enjoin the transactions contemplated by this Agreement. There are no Proceedings pending against or, to the knowledge of ADK, threatened against ADK or any of its subsidiaries, or to the knowledge of ADK, any present or former employee of ADK or any of its subsidiaries in his or her capacity as such that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Change on ADK. There are no judgments, decrees, injunctions, rules or orders of any arbitrator or governmental authority outstanding against ADK nor, to the knowledge of ADK, any investigations by any governmental authority (each, an “Order”) involving ADK or any of its subsidiaries or, to the knowledge of ADK, any present or former employee of ADK or any of its subsidiaries in his or her capacity as such, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Change on ADK, or are or would reasonably be expected to prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement.

7.3                               Survival.  The representations and warranties made in this Agreement by Purchaser and ADK shall be continuing and shall be deemed remade as of the Closing Date, with the same force and effect as if made on, and as of, such date.  All representations and warranties made in this Agreement by Purchaser shall survive the Closing for a period of one (1) year.  Sellers must notify Purchaser of any alleged breach by Borrower of any representation on or before the day preceding the first anniversary of the Closing Date, and no action or proceeding may be commenced against Purchaser and/or EPIC for any breach of any representation or warranty after the day preceding the first anniversary of the Closing Date; provided, EPIC (or its designee) shall have until the expiration of any applicable statute of limitations to notify ADK, and/or commence any action against ADK for breach of any representation or warranty of ADK contained in Section 7.2.

ARTICLE 8
COVENANTS

8.1                               Sellers’ Covenants.  Sellers hereby covenant with Purchaser between the Effective Date and the Closing Date as follows:

(a)                                  Material Agreements.  Except in the ordinary course, consistent with prior practice, or as the result of a default by the other party thereto, not to enter into, modify, amend or terminate any material agreement with respect to any Facility, which would encumber or be binding upon such Facility from and after the Closing Date, without in each instance obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Inspection Period but which may be withheld in Purchaser’s sole and absolute discretion thereafter.

(b)                                 Operation of Property.  To continue to operate or manage each Facility which it operates or manages in a good and businesslike fashion consistent with past practices; provided, however, notwithstanding anything to the contrary contained in this Article 8 or elsewhere in this Agreement, it is expressly understood and agreed that no Seller shall have any obligation to make any capital expenditure with respect to any Facility.

(c)                                  Contracts.  Within five (5) days prior to the end of the Inspection Period, Purchaser shall notify Sellers in writing which (if any) Contracts Purchaser shall assume.  If Purchaser fails to provide such notice, Purchaser shall not assume any Contracts.  Notwithstanding the provisions of this Section 8.1(c), if any of the Contracts cannot be terminated as of the Closing Date either because a longer notification period is required or because they cannot be terminated without a penalty, Sellers shall notify Purchaser at least ten (10) days prior to the end of the Inspection Period and Purchaser shall either (i) elect to terminate this Agreement and receive the Deposit or (ii) assume the Contracts identified in Sellers’ notice as of the Closing Date.  Notwithstanding any provision of this Agreement, Purchaser shall be obligated to assume the existing union contracts with respect to the South Boston Facility and the Emporia Facility.

8.2                               Purchaser’s Covenants.  Purchaser and ADK hereby covenant with Sellers between the Effective Date and the Closing Date as follows:

(a)                                  Licensing. To use commercially reasonable best efforts to obtain all material licenses, certificates, permits and approvals from all Federal, state and local regulatory agencies required to acquire, own, lease, manage and operate each Property in the manner currently operated.  Sellers hereby covenant to reasonably cooperate with Purchaser, at no out-of-pocket cost or expense to Sellers, in obtaining all such licenses, certificates, permits and approvals.  Purchaser shall file all required license applications within thirty (30) days of the execution of this Agreement and will use its best efforts to obtain such licenses.  In addition, Purchaser shall use its best efforts to pursue the TPA with respect to the HUD Loan and to obtain all other consents and authorizations necessary to consummate the transactions contemplated hereunder including, without limitation, the ADK Stock Consideration.

(b)                                 Conduct.  Until the Closing Date, neither the Purchaser nor ADK shall (a) take, or agree or commit to take, any action that would make any representation or warranty of the Purchaser under this Agreement inaccurate in any respect on, or as of any time prior to, the Closing Date or (b) omit to take, or agree or commit to omit to take, any action necessary to prevent any representation or warranty of the Purchaser or ADK under this Agreement from being inaccurate in any respect on, or as of any time prior to, the Closing Date.

(c)                                  Notices of Certain Events.  The Purchaser and ADK promptly shall notify the Sellers of:

(i)                       any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)                    any notice or other communication from any governmental or regulatory authority in connection with, or otherwise affecting, the transactions contemplated by this Agreement;

(iii)                 any action, suit, legal or arbitration proceeding or, to the knowledge of Purchaser and ADK, administrative proceeding or investigation commenced or, to the knowledge of Purchaser and ADK, threatened against, relating to or involving or otherwise affecting Purchaser that relates to the consummation of the transactions contemplated by this Agreement; and

(iv)                the occurrence of any event that results in a breach of any of the representations and warranties of the Purchaser in this Agreement or any knowledge of the Purchaser that any such representations or warranties were inaccurate when made.

(d)                                 Material Adverse Change.  Purchaser shall notify Sellers upon the occurrence of a Material Adverse Change with respect to ADK.

(e)                                  ADK Stock.   ADK shall take all steps necessary to cause the issuance and delivery to EPIC at the Closing of the ADK Stock.

ARTICLE 9
APPORTIONMENTS

9.1                               Real Property Apportionments.

(a)                                  Prorations.  The following items for the Facilities shall be apportioned at the Closing as of 11:59 p.m. on the day immediately preceding the Closing Date:

(i)                       fixed charges or other amounts paid or payable by or on behalf of residents under the Resident Agreements;

(ii)                    real estate taxes and assessments other than special assessments, based on the rates and assessed valuation applicable in the fiscal year for which assessed;

(iii)                 municipal assessments;

(iv)                amounts payable under financing or equipment leases affecting personal property;

(v)                   rents due under the Leases;

(vi)                management fees receivable under the Management Agreements; and

(vii)             all other items of income and expense normally apportioned in sales of properties of the nature and type of the Properties.

If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties and reconciled as soon as practicable after the Closing Date but, in any event, no later than forty-five (45) days after the Closing Date.

(b)                                 Utilities.  Sellers shall endeavor to obtain readings of any water, gas, electric or other utility meters located at the Facilities as of the Closing Date, so that all such utilities are transferred over to Purchaser’s own accounts as of the Closing Date, and either Sellers or Purchaser, as applicable, shall pay all such invoices related to such party’s period of ownership directly to the applicable utility provider.  If all such readings cannot be obtained as of the Closing Date, then, at the Closing, the charges for any unread utilities shall be prorated based upon the per diem charges using the most recent period for which such readings are available.  Sellers and Purchaser agree to make such final recalculations within ninety (90) days after the Closing Date.

(c)                                  Tax Refunds.  If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing Date, the same shall be held in trust by the applicable Seller or Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same and the balance, if any, shall be paid to the applicable Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing with the Closing Date).

(d)                                 Insurance Policies.  No insurance policies of Sellers are to be transferred to Purchaser, and no apportionment of the premiums therefor shall be made.

(e)                                  Net Adjustments.  If a net amount is owed by Sellers to Purchaser pursuant to this Section 9.1, such amount shall be credited against the Purchase Price.  If a net amount is owed by Purchaser to Sellers pursuant to this Section 9.1, such amount shall be added to the Purchase Price.

9.2                               Closing Costs.

(a)                                  Purchaser’s Closing Costs.  Purchaser shall pay the following costs in connection with the consummation of the Closing: (i) the premium charges for Purchaser’s title policies and all of the charges for any endorsements thereto, (ii) all commissions owed to Marcus

& Millichap (“Broker”) in accordance with the terms of a separate agreement among the Purchaser and the Broker, (iii) all costs associated with the TPA for the HUD Loan, (iv) all costs (including any lender and/or landlord’s attorneys fees) in connection with any lease amendment requested by Purchaser, (v) all costs (including registration expenses) associated with the issuance of the ADK Stock Consideration and (vi) all other charges incurred by Purchaser in connection with this Agreement (including, without limitation, the fees and expenses of Purchaser’s attorneys and other consultants).

(b)                                 Sellers’ Closing Costs.  Sellers shall pay the following costs in connection with the consummation of the Closing: (i) all of the charges and transfer taxes for recording the deeds, (ii) all costs associated with obtaining consents from landlords and/or lenders (except those costs described in Section 9.2(a)(iv) and (iii) all other charges incurred by the Sellers in connection with this Agreement (including, without limitation, the fees and expenses for the Sellers’ attorneys and other consultants).

9.3                               Survival.  Notwithstanding any term herein to the contrary, the covenants contained in this Article 9 shall survive closing for a period of one year following the Closing Date or such shorter period as may be specified herein and each party’s obligation to pay any applicable closing costs in accordance with Section 9.2 shall survive any earlier termination of this Agreement.

9.4                               Deposits.    At the Closing, in addition to the payment of the cash portion of the Purchase Price, Purchaser shall also pay to Seller in cash a sum equal to the aggregate of all pre-paid expenses, utility deposit and security deposits under any of the Leases; provided, however, to the extent any such Lease security deposit or other deposit is a letter of credit, Purchaser shall be obligated to deliver to the applicable Landlord or other party a replacement letter of credit (or such other collateral sufficient to allow the release to Sellers of such letter of credit).

ARTICLE 10
DAMAGE TO OR CONDEMNATION OF PROPERTY

10.1                        Casualty.  If, prior to the Closing, all or any material part of any Facility (taken as a whole) is destroyed or materially damaged by fire or other casualty, Sellers shall promptly notify Purchaser of such fact.  In such event, Purchaser shall have the right to terminate this Agreement (in whole but not in part) by giving notice thereof to Sellers not later than ten (10) days after receiving Sellers’ notice (and, if necessary, the Closing Date shall be extended until the second Business Day after the expiration of such ten-day period).  If Purchaser elects to terminate this Agreement as aforesaid, the Deposit shall be paid to Purchaser, whereupon, this Agreement shall terminate and be of no further force and effect and no party shall have any rights or obligations hereunder except for the Surviving Obligations.  If less than a material part of the Facilities (taken as a whole) shall be affected or if Purchaser shall not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and the applicable Sellers shall assign to Purchaser at the Closing all of such Sellers’ right, title and interest in and to the proceeds, if any, under such Sellers’ insurance policies covering such Property with respect to such damage or destruction and there shall be credited against the Purchase Price the amount of any applicable deductible.

10.2                        Condemnation.  If, prior to the Closing, all or any material part of any Facility (taken as a whole) is taken by eminent domain (or becomes the subject of a pending taking which has not yet been consummated), Sellers shall notify Purchaser of such fact promptly after obtaining knowledge thereof and Purchaser shall have the right to terminate this Agreement (in whole but not in part) by giving notice thereof to Sellers not later than ten (10) days after the giving of Sellers’ notice (and, if necessary, the Closing Date shall be extended until the second day after the expiration of such ten-day period).  If Purchaser elects to terminate this Agreement as aforesaid, the Deposit shall be paid to Purchaser, whereupon, this Agreement shall terminate and be of no further force and effect and no party shall have any rights or obligations hereunder except for the Surviving Obligations.  If less than a material part of any Facility (taken as a whole) shall be affected or if Purchaser shall not elect to terminate this Agreement as aforesaid, the sale of the Facilities shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by Sellers prior to the Closing) and the applicable Sellers shall assign to Purchaser at the Closing all of such Sellers’ right, title and interest in and to all awards, if any, for the taking, and Purchaser shall be entitled to receive and keep all awards for the taking of such Facilities or portion thereof.

ARTICLE 11
INDEMNIFICATION

11.1                        Sellers’ Indemnification.  Sellers will jointly and severally defend, indemnify and hold Purchaser, any and all assignees of Purchaser’s rights under this Agreement and ADK and all of their respective employees, members, managers, partners, directors and owners harmless against and in respect of any and all liability, damage, loss, cost, and expenses arising out of or otherwise in respect of: (a) any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant made by Sellers in this Agreement; (b) the ownership and/or operation of the Facilities prior to the Closing Date; (c) any and all actions, suits, proceedings, audits, judgments, costs, and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 11.1.  Purchaser shall be entitled to offset the amount of any undisputed claim for indemnity against amounts due under the Seller Note.

11.2                        Purchaser’s Indemnification.  ADK, Purchaser and all assignees of Purchaser’s rights under this Agreement will, jointly and severally, defend, indemnify and hold Sellers and their respective employees, members, managers, partners, directors and owners harmless against and in respect of any and all liability, damage, loss, cost, and expenses arising out of or otherwise in respect of:  (a) any misrepresentation or breach of warranty contained in this Agreement; (b) the ownership and/or operation of the Facilities on and after the Closing Date; (c) any and all actions, suits, proceedings, audits, judgments, costs, and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 11.2.

11.3                        Procedures.  The party seeking indemnification under Section 11.1 or Section 11.2 (the “Indemnified Party”) shall give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought under Section 11.1 or Section 11.2, as the case may be. Such notice shall be accompanied by copies of any claim, process, legal pleading or other document received by the Indemnified Party from any Person (other than the Indemnified Party’s legal counsel) relating to any such claim, suit, action or proceeding. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such claim, suit, action or proceeding at the indemnifying Party’s own expense. The party controlling the defense of any such claim, suit, action or proceeding shall be entitled to employ counsel in connection with such defense, and any counsel so employed shall be reasonably acceptable to the other party to this Agreement. The Indemnifying Party shall not be liable under Section 11.1 or Section 11.2 for any loss, in respect of which indemnity may be sought if any claim, suit, action or proceeding in respect of which indemnity is sought under this Agreement with respect to such loss is settled or compromised without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

11.4                        Exclusivity.  After the Closing, this Article 11 shall provide the exclusive remedies for the incorrectness or breach of any representation, warranty or set forth in this Agreement or in any certificate or other writing delivered pursuant to this Agreement or in connection with this Agreement.

ARTICLE 12

TERMINATION

12.1                        Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written agreement of the parties (in which case the Deposit shall be delivered by Escrow Agent to Sellers or Purchaser as provided therein);

(b)                                 by the Purchaser pursuant to Section 3.2 (in which case the Deposit shall be delivered by Escrow Agent to Purchaser);

(c)                                  by any party if there shall be any applicable law, rule, regulation or ordinance that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any court or governmental or regulatory body having competent jurisdiction (in which case the Deposit shall be delivered by Escrow Agent to Purchaser);

(d)                                 by the Sellers if any of the conditions to Closing set forth in Article 5 shall not have been fulfilled or waived (in which case, absent Sellers’ default, the Deposit shall be delivered to Sellers; provided, however, if the sole unsatisfied condition to Closing is as set forth in Sections 4.2 and 5.7, then in such event, the Escrow Agent shall disburse 50% of the Deposit to Sellers and 50% to Purchaser);

(e)                                  by the Purchaser if any of the conditions to Closing set forth in Article 4 shall not have been fulfilled or waived (in which case, absent Purchaser’s or ADK’s default, the Deposit shall be refunded to the Purchaser; provided, however, if the sole unsatisfied condition to Closing is as set forth in Sections 4.2 and 5.7, then in such event, the Escrow Agent shall disburse 50% of the Deposit to Sellers and 50% to Purchaser); or

(f)                                    by either the Purchaser or the Sellers on or after September 1, 2011, if the parties have not obtained all required consents by each Landlord, each Robinson Operator and Mosca.  Then in such event Escrow Agent shall disburse the Deposit to Purchaser.

The party to this Agreement desiring to terminate this Agreement pursuant to clause (b), clause (c), clause (d), clause (e) or clause (f) of this Section 12.1 shall give notice of such termination to the other party to this Agreement.

12.2                        Effect of Termination.  If this Agreement is terminated as permitted by Section 12.1, then, except as otherwise provided in Section 12.3, such termination shall be without liability of either party to this Agreement (or any Affiliate of such party) to the other party to this Agreement such termination or other failure to consummate the transactions contemplated by this Agreement shall be without further liability of either the Sellers or the Purchaser.  If this Agreement is terminated pursuant to Section 12.1, Escrow Agent shall refund the Deposit as set forth in Section 12.1 and the parties shall have no further rights or obligations hereunder (except for the Surviving Obligations); provided, if this Agreement is terminated following a default by either party, Escrow Agent shall disburse the Deposit pursuant to Section 12.3.  Following such termination, Purchaser shall have no further claim or right against Sellers and/or to the Properties.

12.3                        Default.  Notwithstanding the forgoing:

(a)                                  If, on or prior to the Closing, any Seller shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if any Seller shall fail to perform any of the material covenants and agreements contained herein to be performed by such Seller, Purchaser may, as its sole and exclusive remedy at law or in equity, elect to either (a) terminate this Agreement and receive a refund of the Deposit (following which no party shall have any rights or obligations hereunder except for the Surviving Obligations) or (b) pursue a suit for specific performance.

(b)                                 If, on or prior to Closing, Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it, Sellers, as their sole and exclusive remedy at law or in equity, may terminate this Agreement and retain the Deposit, as liquidated damages and not as a penalty.  The parties agree that in the event of such a default, it would be extremely difficult or impossible to determine Sellers’ actual damages and that the liquidated damages amount is a reasonable estimate thereof.  Following any such termination, no party shall have any rights or obligations hereunder except for the Surviving Obligations.

ARTICLE 13
MISCELLANEOUS

13.1                        Single Transaction.  The transaction contemplated by this Agreement is a single purchase and sale transaction with respect to all of the Properties.  Under no circumstances shall Sellers have any obligation to sell less than all of the Properties to Purchaser, and under no circumstances shall Purchaser have an obligation to purchase less than all of the Properties from

Sellers.  Any termination of this Agreement shall operate to terminate this Agreement as to all of the Properties simultaneously. Notwithstanding the foregoing, in the event the Robinson Operators and/or the owners of the Managed Facilities refuse to execute and deliver any otherwise required consent or agreement, then upon election of either party by written notice to the other, all references to the Managed Facilities and Management Agreements shall be deemed stricken from this Agreement, and each of Holsten NH Management, LLC, Kingsport NH Management, LLC, Lawrenceburg NH Management, LLC and Huntsville NH Management, LLC shall be automatically removed as parties hereto, but this Agreement shall be otherwise consummated in accordance with the terms hereof; provided, the Purchase Price shall be reduced by $1,885,000.00 (which shall be effected by reducing the cash portion of the Purchase Price).

13.2                        Brokers.  Except for the Broker (whose fees shall be paid by Purchaser), neither party has dealt with any broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby.  Each party shall indemnify, defend and hold harmless the other parties from and against any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.

13.3                        Notices.

(a)                                  Form of Notices.  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement may be given by the attorneys of the parties and shall be deemed adequately given if in writing.  All such notices shall be delivered either in hand, by facsimile with written confirmation of transmission, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)                                 Timing of Notices.  All notices shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.  For purposes of any notice given by facsimile, the date of receipt shall be the date of transmission (as confirmed by electronic confirmation of transmission generated by the sender’s machine).

(c)                                  Notice Addresses:  All such notices shall be addressed,

if to EPIC or the Sellers, to:                                                                                             c/o EPIC Group Limited Partnership

5005 N. Ocean Blvd.

(P.O. Box 71030)

Myrtle Beach, SC 29323 (29572)

Attn: W. Stewart Swain

Facsimile No.: (843) 492-4471

with a copy to:                                                                                                                                                       Blanco Tackabery & Matamoros, P.A.

110 South Stratford Road, Suite 500

Winston-Salem, NC 27104

Attn:  George E. Hollodick
Facsimile No. (336) 293-9030

and to:

Patterson Law Offices, LLC

601 Devine Street

Columbia, SC 29201

Attn: Grady L. Patterson

Facsimile No. (803) 771-6052

If to Purchaser or to ADK, to:                                                                                  AdCare Property Holdings, LLC

Two Buckhead Plaza

3050 Peachtree Road NW, Suite 355

Atlanta, Georgia 30305

Attn:  Chris Brogdon

Facsimile No. (404) 842-1899

with a copy to:                                                                                                                                                                Gregory P. Youra, Esq.
Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Pkwy, Suite 1800
Atlanta, Georgia 30339
Facsimile: (770) 956-1490

If to Escrow Agent, to:                                                                                                                      Gregory D. Hughes
Hughes and White

Shadowood Office Park

2110 Powers Ferry Road, Suite 440

Atlanta, Georgia 30339
Facsimile No.: (770) 955-0049

(d)                                 Change of Notice Addresses.  By notice given as herein provided, the parties hereto shall have the right from time to time and at any time to change their respective addresses to any other address within the United States of America effective upon receipt by the other parties of such notice.

(e)                                  Notices to Sellers.  Any notice given to or received by any Seller shall be effective as if such notice was given to or received by all Sellers.

13.4                        Waivers.  Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof.

13.5                        Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

13.6                        Assignment; Successors and Assigns.  This Agreement and all rights and obligations hereunder shall not be assignable by Purchaser without the prior written consent of Sellers, except that at the Closing Purchaser will apportion its rights and liabilities under this Agreement among and assign the rights and liabilities so apportioned to Assignees which are owned and/or controlled, directly or indirectly, by ADK or Purchaser or an Additional Owner or Additional Owners; provided, however, the “Purchaser” named herein shall remain primarily liable for the obligations of the “Purchaser” hereunder.  An Additional Owner must be a wholly owned direct subsidiary of ADK.  The Assignees will be the Makers of the Seller Note as defined in the Seller Note, the Borrowers as defined in the Guaranty, and the Borrowers as defined in the Pledge.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons or entities.

13.7                        Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

13.8                        Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any such counterparts or signatures may be delivered by facsimile or e-mail (in .pdf format), and any counterparts or signatures so delivered shall be deemed an original counterpart or signature for all purposes related to this Agreement.

13.9                        Integration.  This Agreement, the OTA and the documents referenced herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

13.10                 Attorneys’ Fees.  Notwithstanding anything contained herein to the contrary, if any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

13.11                 Section and Other Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.12                 No Presumption Against Drafter.  This Agreement has been extensively negotiated between Sellers and Purchaser and none of the provisions set forth herein shall be construed narrowly against either party on the account of the fact that such party (or its attorney) drafted such provision.

13.13                 Time of Essence.  Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

13.14                 Performance on Business Days.  In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

13.15                 Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Georgia.

13.16                 Post-closing Audit.  Sellers acknowledge that following the Closing, Purchaser may be required to file at least one year of historical audited financial statements relating to the Facilities.  In such event, Sellers agree to cooperate to ensure full compliance with Purchaser’s required audit procedures including, without limitation, directing Sellers’ counsel to respond to requests for information made by Purchaser’s auditors.

13.17                 Survival.  The provisions of this Article 13 shall survive the Closing hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

EPIC:

EPIC GROUP LIMITED PARTNERSHIP,
a North Carolina limited partnership

By: Its General Partner, Epic General, LLC
By: Its Sole Member, Caman Group, Inc.

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	President

SELLERS:

FIVE OAKS MANOR, LLC

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	Manager

WOODRUFF MANOR, LLC

By: Its Sole Member, Epic Group, Limited Partnership
By: Its General Partner, Epic General, LLC
By: Its Sole Member, Caman Group, Inc.

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	President

GREENSVILLE MANOR, LLC

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	Manager

ROCKINGHAM MANOR, LLC

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	Manager

CONWAY MANOR, LLC

By: Its Sole Member, Epic Group, Limited Partnership
By: Its General Partner, Epic General, LLC
By: Its Sole Member, Caman Group, Inc.

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	President

EMPORIA MANOR, LLC

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	Manager

SOUTH BOSTON MANOR, LLC

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	Manager

BAYVIEW MANOR, LLC

By: Its Sole Member, Epic Group, Limited Partnership
By: Its General Partner, Epic General, LLC
By: Its Sole Member, Caman Group, Inc.

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	President

TRI STATE MANOR, LLC

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	Manager

DUNDEE MANOR, LLC

By: Its Sole Member, Epic Group, Limited Partnership
By: Its General Partner, Epic General, LLC
By: Its Sole Member, Caman Group, Inc.

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	President

MT. PLEASANT MANOR, LLC

By: Its Sole Member, Epic Group, Limited Partnership
By: Its General Partner, Epic General, LLC
By: Its Sole Member, Caman Group, Inc.

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	President

HOLSTON NH MANAGEMENT, LLC

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	Manager

KINGSPORT NH MANAGEMENT, LLC

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	Manager

LAWRENCEBURG NH MANAGEMENT, LLC

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	Manager

HUNTSVILLE NH MANAGEMENT, LLC

By:	/s/ Terry L. Cash
Terry L. Cash
Its:	Manager

PURCHASER:

ADCARE PROPERTY HOLDINGS, LLC,
a Georgia limited liability company

By:	/s/ Boyd P. Gentry
Name:	Boyd P. Gentry
Its:	Manager

ADK:

ADCARE HEALTH SYSTEMS, INC.,
an Ohio corporation

By:	/s/ Boyd P. Gentry
Name:	Boyd P. Gentry
Its:	President & CEO

EXHIBIT “A”

LEGAL DESCRIPTION CONCORD FACILITY

Lying an being in the City of Concord, County of Cabarrus, State of North Carolina, and being more particularly described as follows:

BEGINNING at an existing iron pin at the comer of Five Oaks Manor, LLC (Deed Book 08780, Page 334) and in the line of Jeffrey L. Mills (Deed Book 1016, Page 12) now or formerly; running thence with the line of Five Oaks Manor, LLC said Beginning two distances and calls along and with the westerly margin of Stewart Street as follows; 1. N. 23-03-36 W. 90.83 feet to an existing iron pin; 2. N. 22-58-37 W. 264.47 feet to an existing iron pin being a point along the southerly margin of Winecoff School Road; thence two distances and calls along the southerly margin of Winecoff School Road as follows: 1. S. 55-33-22 W. 243.53 feet to an existing iron pin, 2. S. 58-23-49 W. 206.44 feet to an existing iron pin along and with the land of Ruby L. Parker Spears (Deed Book 1552, Page 112); S. 04-48-52 W. 385.52 feet to an existing iron pin; thence with the line of Ruby L. Parker Spears (Deed Book 1552, Page 1.12) and George L. Hipp (Deed Book 217, Page 341) and James M. Stewart (Deed Book 2301, Page 355) N. 61-12-12 E. 337.94 feet to an existing iron pin; thence with the land of James M. Stewart (Deed Bok 239, Page 355)and Jeffry L. Mills (Deed Book 1016, Page 12) N. 60-36-26 E. 139.69 feet to an existing iron pin; thence with the land of Jeffry L. Mills (Deed Book 1016, Page 12) N. 61-07-18 E. 187.06 feet to an existing iron pin, and being the point and place of beginning.

Said tract contains 4.084 acres shown on a survey dated September 18, 2009, by Marion L. Sandlin, Jr. (L-2941) of Concord Engineering and Surveying, Land Development Services.

References made to Plat Book 58 at Page 23 of the Cabarrus County Registry for the boundary calls which are incorporated herein by reference.

A-1

EXHIBIT “B”

LEASED FACILITIES

Facility Name	Facility Address	Type of Facility/ Business	No. of Beds

Dundee Manor	401 By Passage West Bennettsville, South Carolina	SNF	110

Mount Pleasant Manor	921 Bowman Road Mount Pleasant, South Carolina	SNF	132

Conway Manor	3300 4th Avenue Conway, South Carolina	SNF	190

Bay View Manor	11 Todd Drive Beaufort, South Carolina	SNF	170

Tri State Manor	600 Shawnee Road Harrogate, Tennessee	SNF	116

South Boston Manor	406 Oak Lane South Boston, Virginia	SNF	54

Emporia Manor	200 Weaver Avenue Emporia, Virginia	SNF	120

Woodruff Manor	1114 E. Georgia Road Woodruff, South Carolina	SNF	88

Greensville Manor	214 Weaver Avenue, Emporia, Virginia	SNF	65

Rockingham Manor	804 S. Long Drive, Rockingham, North Carolina	SNF	118 (+2 ALF)

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EXHIBIT “C”

MANAGED FACILITIES

FACILITY	OPERATOR	MANAGER	DATE OF MANAGEMENT AGREEMENT	EXPIRATION OF MANAGEMENT AGREEMENT

1. Holston Manor, Kingsport, TN	NH Operations, LLC	Holston NH Management, LLC	6/1/2008	5/31/2023

2. Brookhaven Manor, Kingsport, TN	Kingsport NH Operations, LLC	Kingsport NH Management, LLC	2/1/2002 (recorded 9/09)	12/31/2012

3. Countryside Manor, Lawrenceburg, TN	NH Operations, LLC	Lawrenceburg NH Management, LLC	2/1/2003 (amended 9/09)	12/31/2012

4. Huntsville Manor, Huntsville, TN	Huntsville NH Operations, LLC	Huntsville NH Management, LLC	2/1/2003 (amended 9/09)	12/31/2012

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